EXHIBIT 99

                      INTERNATIONAL BUSINESS MACHINES CORPORATION
                              AND SUBSIDIARY COMPANIES
                         CONSOLIDATED STATEMENT OF OPERATIONS(1)
                           SUPPLEMENTAL SCHEDULE (UNAUDITED)

  (Dollars in millions)                Three Months Ended        Nine Months Ended
                                          September 30             September 30
                                      ___________________     ____________________
                                         1994      1993          1994       1993
                                      ________   ________     _________   ________
  Revenue:
     Hardware sales                   $  7,753   $  6,892     $  21,716   $ 20,037
     Software                            2,755      2,648         8,065      7,884
     Services                            2,306      1,821         6,434      5,189
     Maintenance                         1,813      1,823         5,377      5,484
     Rentals and financing                 804      1,026         2,564      3,182
                                      ________   ________     _________   ________
                                        15,431     14,210        44,156     41,776
  Cost:
     Hardware Sales                      5,130      4,792        14,647     13,972
     Software                            1,041      1,026         3,026      2,996
     Services                            1,866      1,547         5,266      4,217
     Maintenance                           925        854         2,701      2,635
     Rentals and financing                 315        417         1,022      1,318
                                      ________    _______     _________   ________
                                         9,277      8,636        26,662     25,138
                                      ________    _______     _________    _______
  Gross Profit                           6,154      5,574        17,494     16,638
  Operating Expenses:
     Selling, general and
      Administrative                     3,885      4,255        11,351     12,811
     Research, development and
      Engineering                        1,053      1,372         3,245      4,104
     Restructuring Charges                  --         --            --         --
                                      ________    _______     _________    _______
                                         4,938      5,627        14,596

  Operating Income (Loss)                1,216        (53)        2,898       (277)
  Other Income, principally interest       221        290         1,108        635
  Interest Expense                         233        346         1,010        973
                                      ________    _______     _________    _______
  Earnings (Loss) before Income Taxes    1,204       (109)        2,996       (615)
  Income Tax Provision (Benefit)           494        (44)        1,261       (178)
                                      ________    _______     _________    _______
  Net Earnings (Loss) before change in
    accounting principle                   710        (65)        1,735       (437)
  Cumulative effect of change in
    accounting for postemployment
    benefits                                --         --            --         --
                                      ________    _______     _________    _______
  Net Earnings (Loss)                      710        (65)        1,735       (437)
  Preferred stock dividends                 21         22            63         27
                                      ________    _______     _________    _______
  Net Earnings (Loss) applicable to
    common shareholders               $    689    $   (87)    $   1,672    $  (464)
                                      ========    =======     =========    =======

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

                                                                 EXHIBIT 99

                      INTERNATIONAL BUSINESS MACHINES CORPORATION
                              AND SUBSIDIARY COMPANIES
                          CONSOLIDATED STATEMENT OF OPERATIONS - (CONTINUED)(1)
                           SUPPLEMENTAL SCHEDULE (UNAUDITED)

  (Dollars in millions except          Three Months Ended        Nine Months Ended
   for per share amounts)                 September 30             September 30
                                      ___________________     _____________________
                                         1994      1993          1994        1993
                                      ________   ________     _________    ________
  Per share of common stock amounts
   after preferred stock dividend:

   Before change in accounting
    principle                         $   1.18   $   (.15)    $    2.86     $  (.81)


   Cumulative effect of change in
    accounting for income taxes             --         --            --          --
                                      ________   ________     _________     _______
   Net Earnings (Loss)                $   1.18   $   (.15)    $    2.86     $  (.81)
                                      ========   ========     =========     =======

   Average number of common
    shares outstanding (millions)        586.3      572.5         584.1       571.1

  (1) Supplemental information provided for comparative purposes.
         1994 excludes effects of the sale of FSC and writedown of software. 1993 excludes $8.9 billion restructuring charges, cumulative effect of implementing SFAS 112, and FSC results.


  Printed on Recycled Paper


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